Great-West Life & Annuity Insurance Company A Stock Company [8515 East Orchard Road Greenwood Village, CO 80111]

Group Fixed Deferred Annuity Certificate (the “Certificate”)

PLEASE READ THE CERTIFICATE CAREFULLY.

Great-West Life & Annuity Insurance Company (“Great-West”) has issued the Certificate in connection with your Individual Retirement Account.  Great-West agrees, subject to the terms and conditions of the Certificate, to provide benefits set forth in the Certificate while the Certificate is in force.  The Certificate Owner owns the Account.

The Certificate is issued to the Certificate Owner shown on the Certificate Data Page.  It takes effect on the Effective Date shown on the Certificate Data Page.

The Certificate has no cash value or surrender value.

The Certificate does not pay dividends or death benefits.

Non-Participating.

Non-Assignable.

Signed for Great-West Life & Annuity Insurance Company on the issuance of the Certificate.

[]	[]
[Richard Schultz,]	[Mitchell T.G. Graye,]
[Secretary]	[President and Chief Executive Officer]

CERTIFICATE DATA

Certificate Election Date:	[January 1, 2010]
Certificate Owner:	[John B. Doe]

Group Contractholder:	[Orchard Trust Company f/b/o IRA Contractholders]

Initial Benefit Base:	[Covered Fund Value on Certificate Election Date]
Maximum Benefit Base:	$[5,000,000]
Benefit Base Ratchet Date Accumulation Phase:	[Certificate Anniversary Date]
Benefit Base Ratchet Date Withdrawal Phase:	[Initial Installment Anniversary Date]

Guaranteed Withdrawal Percentage:

Age at First Withdrawal	%	Age of Younger Person at First Withdrawal	%
(Single Covered Person)		(Joint Covered Persons)*

[55- 64]	[4%]	[55-64]	[3.25%]
[65-69]	[5%]	[65-69]	[4.25%]
[70-79]	[6%]	[70-79]	[5.25%]
[80+]	[7%]	[80+]	[6.25%]

* If there are Joint Covered Persons, age at first withdrawal is based on age of younger Covered Person and the Guaranteed Withdrawal Percentage is reduced by 0.75%.

Annual Charges:

Certificate Current Guarantee Benefit Fee:	[.90% of Covered Fund Value]
Certificate Minimum Guarantee Benefit Fee:	.70% of Covered Fund Value
Certificate Maximum Guarantee Benefit Fee:	1.5% of Covered Fund Value

SECTION 1: DEFINITIONS

Account - A separate record in the name of each Certificate Owner which reflects his or her interests in the assets in both Covered Fund(s) and other investment options in the IRA.

Accumulation Phase – The period of time between the Certificate Election Date and the Initial Installment Date.

Administrative Offices – [8515 East Orchard Road, Greenwood Village, CO  80111.]

Alternate Payee – Any spouse, former spouse, child or other dependent of a Certificate Owner, or other person allowed by law, who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefit payable under the IRA with respect to such Certificate Owner.

Annuitant – The person upon whose life the payment of an annuity is based.

Annuity Commencement Date – The date that annuity payments begin to an Annuitant.

Applicable Tax – The amount of tax, if any, charged by a state or other governmental authority.

Attained Age – The GLWB Elector’s age on the Ratchet Date.

Beneficiary – A person or entity named by the Certificate Owner or the terms of the IRA to receive all or a portion of the Account at his or her death.

Benefit Base – The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal.  The Benefit Base increases dollar-for-dollar upon any Certificate Contribution and is reduced proportionately for an Excess Withdrawal.  The Benefit Base can also increase with positive market performance on the Ratchet Date.  Each Covered Fund will have its own Benefit Base.  A Covered Fund Benefit Base cannot be transferred to another Covered Fund.

Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading.  In the event that a date falls on a non-Business Day, the date of the preceding Business Day will be used.

Certificate - This document issued to the Certificate Owner which specifies the benefits, rights, privileges, and obligations of the Certificate Owner and Great-West under the Group Contract.

Certificate Anniversary Date – The anniversary of the Certificate Election Date, or the preceding Business Day to the extent that the Certificate Election Date is not a Business Day.

Certificate Contributions – Certificate Owner directed amounts received and allocated to the Certificate Owner’s Covered Fund(s) including rollovers as defined under Section 402 of the Code and Transfers. Reinvested dividends, capital gains, and settlements arising from the Covered Fund(s) will not be considered Certificate Contributions for the purpose of calculating the Benefit Base but will affect the Covered Fund Value.

Certificate Election Date –The date on which the GLWB Elector, Alternate Payee or Beneficiary elects the GLWB option in the Certificate and pursuant to the terms of the Covered Fund(s) prospectus or disclosure document.  The Certificate Election Date shall be the date upon which the initial Benefit Base is calculated.

Certificate Owner – The person named on the Certificate Data Page.  The Certificate Owner is entitled to exercise all of the benefits, rights and privileges under the Certificate while the Covered Person(s) is still living.  The Certificate Owner must be a Covered Person.

Code – The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Certificate.

Covered Fund– Interests in the mutual fund(s) held in the Account designed for the GLWB, as follows:

▪	[Maxim SecureFoundationSM Balanced Portfolio]
▪	[Maxim SecureFoundation Lifetime Portfolios]
▪	Any other fund as approved by Great-West for the GLWB

Covered Fund Value – The aggregate value of each Covered Fund held in the Account.

Covered Person(s) – For purposes of the Certificate, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based.  If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life.  A joint Covered Person must be the GLWB Elector’s spouse and the 100% primary beneficiary under the IRA.

Distributions – Amounts paid to a GLWB Elector from a Covered Fund pursuant to the terms of the IRA.

Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase or any amount combined with all other amounts that exceeds the annual GAW during the Withdrawal Phase.  The Excess Withdrawal reduces the Benefit Base, pursuant to Section 4.04 and Section 5.06.  Neither the Guarantee Benefit Fee nor any other fees or charges assessed against the Covered Fund Value as directed by the IRA Custodian and as agreed to by Great-West shall be treated as a Distribution or Excess Withdrawal for this purpose.

GLWB Elector – A Certificate Owner, Alternate Payee or Beneficiary who is:  (i) eligible to elect the GLWB; (ii) invested in a Covered Fund(s) pursuant to the Covered Fund prospectus or disclosure document; and (iii) a Covered Person..

Great-West – Great-West Life & Annuity Insurance Company, located at the Administrative Offices.

Group Contract – The written agreement between the Group Contractholder and Great-West.

Group Contractholder – The entity with ownership rights under the Group Contract.

Guaranteed Annual Withdrawal (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Certificate.

Guaranteed Annual Withdrawal Percentage (GAW%) –The percentage of the Benefit Base that determines the amount of the GAW.  This percentage is based on the age of the Covered Person(s) at the time of the first Installment.  If there are two Covered Persons the percentage is based on the age of the younger Covered Person, pursuant to Section 5.01.

Guarantee Benefit Fee – The fee described in Section 9 of the Certificate.

Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered by the IRA that pays Installments during the life of the Covered Person(s).  The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual, or annual Installments that in total over a twelve month period equal the GAW.

Initial Installment Date –The date of the first Installment under the GLWB, which must be a Business Day.

Installments – Periodic payments of the GAW made pursuant to Section 5.02.

Installment Frequency Options – The options listed in Section 5.02.

IRA – The traditional Roth or other Individual Retirement Account established for the Certificate Owner and the Certificate Owner’s beneficiaries, for which a Certificate is issued.

Qualified Domestic Relations Order (QDRO) – A domestic relations order that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a GLWB Elector and that complies with the requirements of the Code and ERISA, if applicable, that is accepted and approved by the Group Contractholder for the IRA, except as otherwise agreed.

Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 4.03 and Section 5.04.

Ratchet Date – During the Accumulation Phase, the Ratchet Date is the anniversary of the GLWB Elector’s Certificate Election Date and each anniversary thereafter.  During the Withdrawal Phase, the Ratchet Date is the Initial Installment Date and each anniversary thereafter.  If any anniversary in the Accumulation and Withdrawal Phase is a non-Business Day, the Ratchet Date shall be the preceding Business Day for that year.

Request – An inquiry or instruction in a form satisfactory to Great-West.  A valid Request must be: (i) received by Great-West at the Administrative Office in good order; and (ii) submitted in accordance with the provisions of the Certificate, or as required by Great-West.  The Request is subject to any action taken by Great-West before the Request was processed.

Reset – An optional GLWB Elector election during the Withdrawal Phase in which the current GAW Percentage and Benefit Base may be changed to the GLWB Elector’s Attained Age GAW Percentage and Covered Fund Value on the Ratchet Date.

RMD – Required Minimum Distribution, as described in Section 8.

Settlement Phase –The period when the Covered Fund Value has reduced to zero, but the Benefit Base is still positive. Installments continue under the terms of the Certificate.

Transfer – The reinvestment or exchange of all or a portion of the Covered Fund Value to or from a Covered Fund to: (i) another Covered Fund; or (ii) another investment option offered under the IRA.

Withdrawal Phase – The period of time between the Initial Installment Date and the first day of the Settlement Phase.

SECTION 2: OWNERSHIP PROVISIONS

2.01 OWNERSHIP OF THE CERTIFICATE; RIGHTS OF THE CERTIFICATE OWNER

The Certificate Owner is identified on the Certificate Data Page.  The Certificate Owner owns the Certificate and has certain rights and privileges as set forth in this Certificate.

2.02 TRANSFER AND ASSIGNMENT

The interests of the Certificate Owner in the Certificate may not be transferred, sold, assigned, pledged, charged, encumbered, or in any way alienated.

SECTION 3: GLWB ELECTION

3.01	GLWB ELECTION

An individual eligible to become a GLWB Elector makes a GLWB election by investing in a Covered Fund through a Great-West approved method and pursuant to the terms of the Covered Fund prospectus or disclosure document.  Such individual may elect the GLWB on any Business Day on or after the Contract Date as long as he or she is younger than age 85 on the Certificate Election Date.  Great-West will record a Certificate Election Date for each GLWB Elector.

3.02	GLWB INVESTMENT RESTRICTIONS

The GLWB applies only to the Covered Fund Value subject to Section 7 of the Certificate.

3.03    GLWB TERMINATION DUE TO THE BENEFIT BASE REDUCING TO ZERO

The GLWB is cancelled when the GLWB Elector causes the Covered Fund Value or Benefit Base to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals.  If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate.  The GLWB Elector shall not make a subsequent Transfer into the same Covered Fund until at least ninety (90) calendar days after the termination, but other Certificate Contributions will be allowed, at which point a new Election Date would be recorded. In this situation, the Benefit Base will be based on the current Covered Fund Value on the date the new GLWB is established

SECTION 4: THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

4.01 INITIAL BENEFIT BASE

The Initial Benefit Base is the sum of all Certificate Contributions initially allocated to the Covered Fund(s) on the Certificate Election Date.

4.02 RESTORATION OF THE BENEFIT BASE

If the Certificate Owner funds the IRA with proceeds rolled over or directly transferred from a tax-deferred retirement plan established under Section 401(a), 403(a), 403(b) or 457(b) of the Code (“tax-deferred retirement plan”) to which a Great-West guaranteed lifetime withdrawal product was issued, the Certificate Owner’s Benefit Base determined under the tax-deferred retirement plan immediately prior to distribution shall be restored within the Certificate only to the extent that the Certificate Owner:  (a) invests the rollover or transfer proceeds covered by the Great-West guaranteed lifetime withdrawal benefit product immediately prior to distribution from the tax-deferred retirement plan in the Covered Fund(s); (b) invests in the same Covered Fund, except if the Certificate Owner is in Settlement Phase; and (c) Requests restoration of the Benefit Base.  For purposes of subsection (c), a Request is deemed to be made when, in Great-West’s reasonable judgment, there is a de minimis rollover from the tax-deferred retirement plan to the IRA with a GLWB.  The Certificate Owner must begin in the same phase that he or she was in at the time of the rollover or transfer after the transaction is complete.

4.03 ADDITIONAL CERTIFICATE CONTRIBUTIONS

Additional Certificate Contributions may be allocated to the Covered Fund(s) only during the Accumulation Phase.  Additional Certificate Contributions made any time after the Certificate Election Date will increase the Benefit Base dollar-for-dollar.  Great-West reserves the right to refuse additional Certificate Contributions at any time and for any reason.  If Great-West refuses additional Certificate Contributions, the GLWB Elector shall retain all other rights under the Certificate.

4.04 ANNUAL ADJUSTMENTS TO BENEFIT BASE

On each Ratchet Date during the Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

(a) the current Benefit Base; or

(b) the current Covered Fund Value.

4.05 EFFECT OF DISTRIBUTIONS AND TRANSFERS DURING THE ACCUMULATION PHASE

Any Transfer out of a Covered Fund by the GLWB Elector during the Accumulation Phase will be an Excess Withdrawal.  If the GLWB Elector Transfers any asset out of a Covered Fund, he or she shall be prohibited from making any Transfer into the same Covered Fund for at least ninety (90) calendar days.

At the time of any partial or periodic Distribution, if the Covered Person is [55] years of age or older, the GLWB Elector may elect to begin receiving Installments and establish his or her GAW% at that time. If the GLWB Elector chooses not to establish the GAW%, the Distribution will be treated as an Excess Withdrawal.  If the Covered Person is not yet [55] years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal.  The Benefit Base will be reduced by the ratio of the Covered Fund Value after the Excess Withdrawal to the previous Covered Fund Value.

Any Distribution from the Covered Fund(s) required to satisfy any contribution limitation imposed by the Code or ERISA, if applicable, on the IRA, or the GLWB Elector as a Certificate Owner, will be an Excess Withdrawal at all times.

A GLWB Elector should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and other tax implications.

Numerical Example

Excess Withdrawals during the Accumulation Phase are illustrated as follows:

Covered Fund Value before the Excess Withdrawal adjustment = $50,000

Benefit Base = $100,000

Excess Withdrawal amount: $10,000

Covered Fund Value after adjustment= $50,000 - $10,000 = $40,000

Covered Fund Value adjustment = $40,000/$50,000 = 0.80

Adjusted Benefit Base = $100,000 x 0.80 = $80,000

4.06 QDROs DURING ACCUMULATION PHASE

Great-West will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a QDRO approved during the Accumulation Phase.  The Alternate Payee shall be responsible for submitting a Request to begin Distributions in accordance with the Code.

If the Alternate Payee is the GLWB Elector’s spouse during the Accumulation Phase, he or she may elect to become a GLWB Elector, either by maintaining the current Benefit Base of the previous GLWB Elector, divided pursuant to the terms of the QDRO, or establishing a new Benefit Base based on the current Covered Fund Value on the date his or her Account is established and he or she will continue as a GLWB Elector.  If the Alternate Payee elects to maintain the current Benefit Base, the Benefit Base will be divided between the GLWB Elector and the Alternate Payee in the same proportion as their respective Covered Fund Values pursuant to the terms of the QDRO.  In either situation, the Alternate Payee’s Certificate Election Date shall be the date the Account is established.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base, or proportionate share, but may elect to establish a new GLWB.  The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Alternate Payee becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

4.07 DEATH DURING ACCUMULATION PHASE

If a GLWB Elector dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the IRA (unless an election is made by a spouse Beneficiary as provided in this section).  A spouse Beneficiary may elect to become a new GLWB Elector and maintain the deceased GLWB Elector’s current Benefit Base (or proportionate share if multiple Beneficiaries) as of the date of death.  A spouse Beneficiary also has the option to establish a new Account with a new Benefit Base based on the current Covered Fund Value on the date the Account is established.  In either situation, the spouse Beneficiary shall become a GLWB Elector and the Ratchet Date will be the date when his or her Account is established.

A non-spouse Beneficiary cannot elect to maintain the current Benefit Base but may elect to establish a new GLWB.  The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Beneficiary becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code.

Any election made by Beneficiary pursuant to this section is irrevocable.

SECTION 5: WITHDRAWAL PHASE

5.01 CALCULATION OF GUARANTEED ANNUAL WITHDRAWAL

The GAW is calculated by multiplying the Benefit Base by the GAW%, based on the age of the Covered Person(s) on the Initial Installment Date.  If a Request is made to begin Installments, Great-West shall compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date.  If the Covered Fund Value exceeds the Benefit Base, the Covered Fund Value shall become the Benefit Base and the GAW shall be based on that amount.

The GLWB Elector must provide information sufficient for Great-West to determine the age of each Covered Person.  Installments shall not begin and an Initial Installment Date shall not be recorded until Great-West receives appropriate information about the Covered Person(s) in good order and in manner reasonably satisfactory to Great-West.

Single Covered Person: GAWs shall not begin until a single Covered Person attains age [55] and has a distributable event under the IRA and the Code.

Joint Covered Person: If there are two Covered Persons, Installments may not begin until both Covered Persons reach age [55] and there is a distributable event under the IRA and the Code.  If the GLWB Elector elects to declare his or her spouse as a joint Covered Person, the election is irrevocable and the GAW % will be determined by the age of the younger life on the Initial Installment Date, and the spouse must be the GLWB Elector’s sole Beneficiary.

Any Distribution taken before the youngest Covered Person attains age [55] shall be considered an Excess Withdrawal, pursuant to Section 4.04.  No Certificate Contributions shall be made to the Covered Fund(s) on and after the Initial Installment Date.

A GLWB Elector should consult a qualified tax advisor regarding withdrawals to satisfy his or her Required Minimum Distribution (“RMD”) amount and other tax implications.

The GAW is based on a percentage of the Benefit Base pursuant to the following schedule:

Single Covered Person	Joint Covered Person
[4.0%] for life at ages [55-64]	[3.25%] for youngest joint life at [55-64]
[5.0%] for life at ages [65-69]	[4.25%] for youngest joint life at [65-69]
[6.0%] for life at ages [70-79]	[5.25%] for youngest joint life at [70-79]
[7.0%] for life at ages [80+]	[6.25%] for youngest joint life at [80+]
[X%] for life at ages [X]	[X%] for youngest joint life at [X]

The Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 5.02.

5.02 INSTALLMENT FREQUENCY OPTIONS

Installment Frequency Options are as follows:

(a) Annual – the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

(b) Semi-Annual – half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

(c) Quarterly – one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

(d) Monthly – one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.

If an Installment is scheduled to be made on a non-Business Day, the Installment shall be paid on the immediately preceding Business Day.

5.03 EFFECT OF INSTALLMENTS ON COVERED FUND VALUE

Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.

5.04 RATCHET TO BENEFIT BASE DURING THE WITHDRAWAL PHASE

On each Ratchet Date, the Benefit Base automatically adjusts to the greater of:

(a) the current Benefit Base; or

(b) the current Covered Fund Value.

GAWs will adjust annually on the Ratchet Date based on the new Benefit Base.

5.05 OPTIONAL RESETS OF THE GUARANTEED ANNUAL WITHDRAWALS DURING THE WITHDRAWAL PHASE

Annually, a GLWB Elector may Request a Reset of the GAW during the Withdrawal Phase at least thirty (30) calendar days prior to the Ratchet Date.  If requested, Great-West shall multiply the Covered Fund Value as of the Ratchet Date by the GAW% (based on GLWB Elector’s Attained Age) and determine if it is higher than the current Benefit Base multiplied by the current applicable GAW%.  If so, the current GAW% will change to the Attained Age GAW% and the Benefit Base will change to the current Covered Fund Value as of the Ratchet Date.    If it does not, the Reset shall be void but a Ratchet may still occur.  If the Reset takes effect, it will be effective on the Ratchet Date as the Ratchet Date does not change due to Reset.

Example:	If	(Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) > (Current GAW%) x (Current Benefit Base)

Then	(Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) becomes new GAW and (Covered Fund Value) = (New Benefit Base)

Numerical Example When Reset is Beneficial:

Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $120,000
Current Benefit Base = $125,000
Current GAW% before Ratchet Date:  4%
Attained Age GAW% after Ratchet Date: 6%

(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200

So           New GAW Amount is $7,200
New Benefit Base is $120,000
New GAW% is 6%

Numerical Example When Reset is NOT Beneficial:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $75,000
Current Benefit Base = $125,000
Current GAW% before Ratchet:  4%
Attained Age GAW% after Ratchet Date: 6%

(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500

So           Because $4,500 is less than current GAW of $5,000, no Reset

5.06 EFFECT OF EXCESS WITHDRAWALS DURING THE WITHDRAWAL PHASE

After the Initial Installment Date, a Distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal.   The Benefit Base will be reduced by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

If an Excess Withdrawal occurs, the GAW and current Benefit Base shall be adjusted on the next Ratchet Date.

Numerical Example:
Covered Fund Value before GAW = $55,000
Benefit Base = $100,000
GAW %:5%
GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000
Excess Withdrawal = $10,000 – $5,000 = $5,000
Covered Fund Value after GAW = $55,000 – $5,000 = $50,000
Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000
Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90
Adjusted Benefit Base = $100,000 x 0.90 = $90,000
Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

 5.07 CHANGE OF INSTALLMENT FREQUENCY DURING WITHDRAWAL PHASE

The GLWB Elector may Request to change the Installment Frequency Option starting on each Ratchet Date during the Withdrawal Phase.

At any time during the Withdrawal Phase, the GLWB Elector receiving Installments more frequently than annually may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that year. It is the GLWB Elector’s responsibility to Request the suspension of the remaining Installments that are scheduled to be paid during the year until the next Ratchet Date and to re-establish Installments that will commence upon the next Ratchet Date, if applicable.  If the GLWB Elector chooses not to suspend remaining Installments for the year, an Excess Withdrawal may occur.  If the GLWB Elector does not elect to recommence Installments 30 calendar days prior to Ratchet Date, no additional Installments shall be made until GLWB Elector notifies Great-West 30 calendar days prior to the next Ratchet Date.  The GLWB Elector’s Withdrawal Phase Ratchet Date shall remain in effect while Installments are suspended.

5.08 QDROs DURING WITHDRAWAL PHASE

Great-West will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a QDRO approved during the Withdrawal Phase.  The Alternate Payee shall be responsible for submitting a Request to begin Distributions in accordance with the Code.

Pursuant to the instructions in the QDRO, if there is a single Covered Person, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the QDRO.  The GLWB Elector may continue to receive the proportional GAWs after the accounts are split.  If the Alternate Payee is the GLWB Elector’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Elector pursuant to the provisions of Section 4.06.

Pursuant to the instructions in the QDRO, if there are two Covered Persons, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the QDRO.  The GLWB Elector may continue to receive the proportional GAWs after the accounts are split, based on the amounts calculated pursuant to the joint Covered Person GAW%.  If the Alternate Payee is the GLWB Elector’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to continue proportionate GAWs in the Withdrawal Phase based on the amounts calculated pursuant to the joint Covered Persons GAW% in Section 5.01 after the accounts are split.   A new Ratchet Date will be established for the Alternate Payee on the date the Accounts are split.  Within thirty (30) days of each person’s Ratchet Date, the GLWB Elector and Alternate Payee can each elect a Reset based on the person’s own Attained Age GAW% for joint Covered Persons.

In the alternative, the Alternate Payee may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base or GAW but may elect to establish a new GLWB.  The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Alternate Payee becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

5.09 PAYMENTS ON DEATH DURING WITHDRAWAL PHASE

If a GLWB Elector Dies After the Initial Installment Date as a Single Covered Person

If the GLWB Elector dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid.  The remaining Covered Fund Value shall be distributed to the Beneficiary in accordance with the IRA.  If permitted by the IRA and the Code, the GLWB Elector’s Beneficiary may elect to become a GLWB Elector in which event an initial Benefit Base shall be established and he or she  will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code. Any election made by the Beneficiary is irrevocable.

If a GLWB Elector Dies After the Initial Installment Date while Second Covered Person is Living

Upon the death of an GLWB Elector after the Initial Installment Date, and while the second Covered Person is still living, the second Covered Person/Beneficiary may elect to become a GLWB Elector (if permitted by the IRA and the Code) and he or she will acquire all rights under the Certificate and continue to receive GAWs based on the original GLWB Elector’s election.   Installments may continue to be paid to the surviving Covered Person based on the GAW% for joint Covered Persons in Section 5.01.  Installments will continue to be paid to the surviving Covered Person until his or her death and, upon death, the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value.  Alternatively, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Elector pursuant to the provisions of Section 4.07.  In either situation the Ratchet Date will be the date when the Account is established.

To the extent to that the Beneficiary becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code.

Any election made by the Beneficiary pursuant to this section is irrevocable.

SECTION 6: SETTLEMENT PHASE

6.01 CERTIFICATE RIGHTS AND BENEFITS

During the Settlement Phase, rights to receive Installments will continue but all other rights and benefits under the Certificate will terminate.

6.02 FEES

The Guarantee Benefit Fee described in Section 9 will not be deducted during the Settlement Phase.

6.03 INSTALLMENTS

Installments will continue in the same frequency as previously elected, and cannot be changed during the Settlement Phase.

6.04 QDROs DURING THE SETTLEMENT PHASE

If a Request in connection with a QDRO is approved during the Settlement Phase, Great-West will divide the Installment pursuant to the terms of the QDRO. Installments will continue pursuant to the lives of each payee.

6.05 DEATH DURING THE SETTLEMENT PHASE

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 7: BENEFIT BASE CAP

The Benefit Base may not exceed [$5 million].   Any value over [$5 million] will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee described in Section 9. A GLWB Elector may Transfer or Distribute any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base.  However, if the Covered Fund Value falls below [$5 million] based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Certificate.

SECTION 8: REQUIRED MINIMUM DISTRIBUTION

RMDs made under the Certificate will only be made in a manner consistent with the required minimum distribution or other provisions of the Code.   It is the responsibility of the GLWB Elector, Alternate Payee, or Beneficiary, as applicable, to Request payments in accordance with the distribution requirements of the Code.  Great-West is not responsible for any penalties resulting from a failure to Request timely payments in the proper amount.

Any RMD during the Accumulation Phase shall be considered an Excess Withdrawal.

During the Withdrawal Phase, RMDs are not Excess Withdrawals if the Distribution made under the IRA causes the total Distributions to exceed GAW amount.   The Benefit Base will not be reduced for a RMD Installment to the extent that the RMD Amount is attributable to the Covered Fund.

A GLWB Elector should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount.

SECTION 9: GUARANTEE BENEFIT FEE

The amount of the annual Guarantee Benefit Fee is set forth on the Certificate Data page.  The Guarantee Benefit Fee will be deducted from the GLWB Elector’s Covered Fund Value up to $5 million.  Any Covered Fund Value exceeding $5 million will not factor into the Guarantee Benefit Fee calculation.  [One- twelfth] of the Guarantee Benefit Fee is deducted on a [monthly] basis in arrears.  Great-West reserves the right to change the frequency of the deduction, but will notify the GLWB Elector and the Group Contractholder in writing at least thirty (30) calendar days prior to the change.

Great-West shall inform the Certificate Owner of the current percentage amount of the Guarantee Benefit Fee.  The Guarantee Benefit Fee will be divided by [twelve] on the date Great-West charges the fee.  The Guarantee Benefit Fee is withdrawn from the Covered Fund, and Great-West is authorized to cause the custodian to remit the Guarantee Benefit Fee when due, if applicable.

The Guarantee Benefit Fee begins at the end of the month of the Certificate Election Date. Great-West reserves the right to change the Guarantee Benefit Fee at any time and for any reason upon thirty (30) days written notice to the GLWB Elector and Certificate Owner.  Any change to the fee will affect all assets in the Covered Fund(s).

If Great-West does not receive the Guarantee Benefit Fee for the GLWB attributed to the GLWB Elector, the GLWB attributed to such GLWB Elector will terminate as of the date such Guarantee Benefit Fee is due.

The Guarantee Benefit Fee is not deducted during the GLWB Elector’s Settlement Phase.

SECTION 10: GROUP CONTRACT TERMINATION

Unless otherwise provided in this Certificate, either Great-West or the Group Contractholder may terminate the Group Contract with advance written notice to the other party. The Group Contract termination date shall be the [seventy-fifth (75th)] day after the date written notice is received in the Administrative Offices in good order.  If the [seventy-fifth (75th)] day is not a Business Day, the Group Contract termination date shall be the Business Day immediately following the [seventy-fifth (75th)] day.  Prior to the Group Contract termination date, Great-West and Group Contractholder may agree to an alternate Group Contract termination date.

In addition, a GLWB Elector’s rights under the Group Contract and the Certificate terminate if the IRA is terminated.

If the Group Contractholder Terminates the Contract

If the Group Contractholder terminates the Group Contract, all benefits, rights, and privileges provided by the Group Contract, including without limitation, the GLWB shall terminate.  GLWB Electors who are not eligible to receive Distributions under the IRA or are eligible to receive their Distributions but do not take a Distribution prior to the Group Contract termination date shall have the Benefit Base and Covered Fund Value reduced to zero and any and all other benefits provided under the Group Contract shall terminate on the Group Contract termination date.

Any GLWB Elector who is eligible to receive Distributions under the IRA  prior to the Group Contract termination date may elect a direct rollover of their Covered Fund assets to a Individual Retirement Account that offers a Great-West approved GLWB feature, if available. GLWB Electors who make this election will retain their Benefit Base from the Group Contract and their GAW, if applicable, as of the date of Distribution from the Covered Fund(s).  If the GLWB Electors choose to transfer their Covered Fund assets to any investment vehicle not offering a GLWB portability option, the GLWB Elector’s Benefit Base and GAW, if applicable, will be reduced to zero as of the date of the Distribution from the Covered Fund(s).

If Great-West Terminates the Contract

If Great-West terminates the Group Contract, such termination will not adversely affect the Certificate Owner’s rights under the Group Contract, except that additional Certificate Contributions may not be invested in the Covered Fund(s) other than reinvested dividends and capital gains.

Other Termination

This Contract and the GLWB shall automatically terminate if: (i) an IRA trustee, custodian or service provider discontinues the use of a Great-West approved Covered Fund, (ii) Great-West is unable to collect the Guarantee Benefit Fee; or (iii) Great-West cannot effectively administer the GLWB.  Should the Contract terminate under this subsection, the IRA trustee, custodian or service provider, rather than Great-West, shall be treated as having terminated the Contract.

In the event of a complete IRA termination, the effected GLWB Elector (“Terminated GLWB Elector”) may elect a direct rollover of his or her Covered Fund assets to an Individual Retirement Account that offers a Great-West approved GLWB feature, if available.  Terminated GLWB Electors who make this election will retain their Benefit Base from the Group Contract and their GAW, if applicable, as of the date of Distribution from the Covered Fund(s).  If the Terminated GLWB Electors choose to transfer their Covered Fund assets to any investment vehicle not offering a GLWB portability option, the Terminated GLWB Elector’s Benefit Base and GAW, if applicable, will be reduced to zero as of the date of the Distribution from the Covered Fund(s).

SECTION 11: CERTIFICATE TERMINATION

The Certificate will terminate upon the earlier of:

(a)  the date of death of the Certificate Owner if there is no surviving Covered Person; or

(b) the date there is no longer a Covered Person under the Certificate;

(c) the date the Certificate is canceled as set forth in Section 3.03;

(d)  the date the Group Contract terminates subject to Section 10; or

(e)  the date that the Guarantee Benefit Fee is not received by the Company, subject to the provisions of Section 9.

SECTION 12: GENERAL PROVISIONS

12.01 CERTIFICATE

Great-West has issued the Certificate to the Certificate Owner setting forth in substance the benefits, rights, and privileges to which the Certificate Owner is entitled under the Group Contract.

12.02 ENTIRE CERTIFICATE

The Certificate, including the Certificate Owner’s application, amendments, endorsements, specification page, if any, and or other riders, if any, constitutes the entire Certificate.

All statements in the Certificate Owner’s application, in the absence of fraud, have been accepted as representations and not warranties.  Only the President, Vice-President, or the Secretary of Great-West, or their authorized designees, can agree on behalf of Great-West to modify any provisions of the Certificate.

One or more provisions of the Certificate may be clarified by amendment, or other writing executed by both Great-West and the Certificate Owner.

12.03 GROUP CONTRACT MODIFICATION

Great-West may modify the Group Contract from time to time to conform it to changes in tax or other law, including applicable regulations and rulings, without consent of the Certificate Owner or any other person.  Great-West will provide notice and a copy of any such modification to the Certificate Owner as soon as reasonably practicable.

The Group Contractholder and Great-West may, by written agreement, make other modifications to the Group Contract, subject to the approval of the appropriate state department of insurance, if applicable.  No such modification will, without the written consent of the Group Contractholder, affect the terms, provisions, or conditions of the Certificate, which are or may be applicable to Certificate Contributions made prior to the date of such modification.

12.04 MODIFICATION OF COVERED FUNDS

Great-West may, without the consent of the Certificate Owner or the Group Contractholder, offer new a Covered Fund(s) or cease offering a Covered Fund(s).  Great-West will notify the Group Contractholder whenever the Covered Fund(s) are changed.  Great-West shall complete the allocations between the Covered Fund(s) as disclosed in the notice as of the effective date of the change.  Such allocation will remain in effect until the date Great-West receives a Request for a different allocation.

12.05 IRA PROVISIONS

In all cases, the trust or custodial account agreement for the IRA shall determine (subject to the Code) the specific features of the IRA, which may include the availability of certain types of investment options, distributions, and other features allowed but not mandated by the Code. Any provision of the Certificate or the Group Contract which relates to a feature that conflicts with the IRA shall not apply.

12.06 NON-PARTICIPATING

The Certificate is Non-Participating.  The Certificate Owner is not eligible to share in Great-West’s divisible surplus.

12.07 CURRENCY AND CERTIFICATE CONTRIBUTIONS

All amounts to be paid to or by Great-West must be in currency of the United States of America.  All Certificate Contributions must be made payable to Great-West or to a designee acceptable to Great-West.

12.08 NOTICES OR OTHER COMMUNICATIONS

Any notice or demand by Great-West to or upon the Group Contractholder, any GLWB Elector, Covered Person(s) or any other person, if applicable, may be given by mailing it to that person’s last known address as stated in Great-West’s file through the United States Postal Service or last known email address or facsimile number on file.

An application, report, Request, election, direction, notice or demand by the Group Contractholder, any GLWB Elector, or other Covered Person(s), if applicable, will be made in a form satisfactory to Great-West.  When Great-West requires it, the Certificate Owner will obtain the signature of the Covered Person(s) on forms provided by Great-West.  Great-West must first approve any written materials developed by any other person describing the Group Contract or the Certificate.

12.09 DISCLAIMER

Nothing contained in the Certificate shall be construed to be tax or legal advice, and Great-West assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by the IRA, the Group Contractholder, any GLWB Elector, Covered Person(s) or any other person, if applicable,  arising out of a determination of liability.  Great-West shall not be held liable for the negligence, willful misconduct, or failure to perform of any third party.

12.10 REPRESENTATIONS

Great-West shall be entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by the Group Contractholder or its agent, GLWB Electors, Covered Persons, Alternate Payees, Beneficiaries or their respective agents, and such acts shall be conclusive and binding as to all GLWB Electors and other persons or corporations claiming an interest hereunder.

12.13 NON-WAIVER

Great-West may, in its sole discretion, elect not to exercise a right, privilege, or option under the Group Contract or the Certificate.  Such election shall not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor shall it constitute a waiver of any provision of the Group Contract or the Certificate.

12.14 APPLICABLE TAX

An Applicable Tax may be assessed on the Covered Fund Value or any Distribution, based on applicable state law during the term of the Group Contract or the Certificate.

12.15 INFORMATION

The Certificate Owner shall furnish all information that Great-West may reasonably require for the administration of the Group Contract or the Certificate.  Great-West shall not be responsible for any obligation under the Group Contract or the Certificate until it receives all requested information in a form acceptable to Great-West.

SECTION 13: ANNUITY PAYMENT OPTIONS

13.01 EFFECT OF ANNUITIZATION

If the GLWB Elector elects to annuitize, if permitted by the IRA, prior to the Initial Installment Date, the GLWB will terminate for those Covered Fund assets and all previously incurred fees will not be refunded.

13.02 ANNUITY PAYMENT OPTIONS

If, based upon information provided by the Certificate Owner, the GLWB Elector is entitled to a Distribution under the applicable terms and provisions of the IRA and the Code sections governing the IRA, all or a portion of an Account may be applied to an annuity payment option selected by the GLWB Elector, so long as the requirements of the Code are met.  Thereafter, the Certificate shall no longer be applicable with respect to amounts in the annuity payment option.

The amount to be applied to an annuity payment option is: (i) the portion of the Account value elected by GLWB Elector, less (ii) Applicable Tax, if any, less (iii) any fees and charges described in the Certificate.

The minimum amount that may be applied under the elected annuity option is $[5,000].  If any payments to be made under the elected annuity payment option will be less than $[50], Great-West may make the payments in the most frequent interval that produces a payment of at least $[50].

Great-West will issue a certificate or other statement setting forth in substance the benefits, rights, and privileges to which such person is entitled under the Group Contract, to each Annuitant describing the benefits payable under the elected annuity payment option.

13.03 ELECTION OF ANNUITY OPTIONS

An Annuitant is required to elect an annuity payment option.  The Annuitant must Request an annuity payment option or change an annuity payment option no later than 30 days prior to the Annuity Commencement Date elected by the GLWB Elector.

To the extent available under the IRA, the annuity payment options are:

Income for Single Life Only

Income for Single Life with Guaranteed Period

Income for Joint Life Only

Income for Joint Life with Guaranteed Period

Income for a Specific Period

Any other form of annuity payment permitted under the IRA, if acceptable to Great-West.

The annuity option that will always be available is the Income for Single Life Only Annuity.  If this annuity option is elected, Great-West will make payments to the Annuitant at a frequency specified in the annuity certificate or other statement for the duration of the Annuitant’s lifetime.  Payments will cease pursuant to the terms of the certificate or other statement.

Annuity purchase rates will be the same rates that are available for a Single Premium Immediate Annuity currently offered by Great-West at the time of annuitization.

SECTION 14: MISSTATEMENT OF AGE OR DEATH

Great-West may require adequate proof of the age and death of the Annuitant, GLWB Elector or Covered Person(s) before processing a Request for GAWs and annuity payments. If the age of the Annuitant, GLWB Elector or Covered Person(s) has been misstated, the Installment or annuity payment established for him or her will be made on the basis or his or her correct age.

If Installments or annuity payments made were too large because of a misstatement of age, Great-West may deduct the difference from the next payment or payments with interest.  If payments were too small, Great-West may add the difference to the next payment with interest.  Any interest payable will be made at the rate required by law.